Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of salesforce.com, inc. of our report dated February 26, 2016, relating to the consolidated financial statements of Demandware, Inc. and subsidiaries as of December 31, 2015 and 2014 and for the three years in the period ended December 31, 2015, appearing in the Current Report on Form 8-K/A of salesforce.com, inc. dated September 1, 2016, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
September 16, 2016